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CBRL Group, Inc.

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[Logo of CBRL Group, Inc.]

Dear Shareholder:

The Proxy Statement for our 2002 Annual Meeting of Shareholders and our fiscal year 2002 Annual Report are enclosed with this letter.  We hope you find them interesting and useful in understanding the state of your company.

The Annual Meeting will be held on Tuesday, November 26, 2002, at 10:00 a.m. Central Time, at our offices at 305 Hartmann Drive, Lebanon, Tennessee 37087, and you are most welcome to attend.

At this year’s meeting, you will have an opportunity to vote on the election of 10 directors, on CBRL Group’s 2002 Omnibus Stock and Option Incentive Compensation Plan and on a shareholder proposal, as well as to approve the selection of Deloitte & Touche LLP as CBRL’s independent auditors. We will discuss CBRL and its performance during the past fiscal year, particularly commenting on the results of business operations of Cracker Barrel Old Country Store and our other subsidiaries.  Our auditors also will be available at the meeting and we will try to answer your appropriate questions as best we can following our report.

Your interest in CBRL and your vote are very important to us, so please review the Proxy Statement and our Annual Report in detail and return your proxy card as soon as possible.  We all want your vote to be represented at the Annual Meeting.  For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you in person, and please have a safe trip.

Sincerely,

/s/Dan W. Evins

Dan W. Evins

Chairman

/s/Michael A. Woodhouse

Michael A. Woodhouse

October 30, 2002

President and Chief Executive Officer

 [LOGO OF CBRL GROUP, INC.]

305 Hartmann Drive

Lebanon, Tennessee 37087

Notice of Annual Meeting of Shareholders

DATE:

Tuesday, November 26, 2002

TIME:

10:00 a.m. Central Time

PLACE:

305 Hartmann Drive

Lebanon, Tennessee

ITEMS OF BUSINESS:

1)

to elect directors;

2) to consider and vote on the CBRL Group 2002 Omnibus Stock and Option Incentive Compensation Plan;

3) to approve the selection of Deloitte & Touche LLP as our independent auditors for the 2003 fiscal year;

4)

to consider and vote on a shareholder proposal requesting that our Board of Directors implement written non-discriminatory policies relating to sexual orientation; and

5)

to conduct other business properly brought before the meeting.

WHO MAY VOTE:

You can vote if you were a shareholder of record on

September 27, 2002.

DATE OF MAILING:

This Proxy Statement and the form of proxy are first being mailed to shareholders on or about October 30, 2002.

By Order of the Board of Directors,

/s/James F. Blackstock

James F. Blackstock

Secretary

Lebanon, Tennessee

October 30, 2002

TABLE OF CONTENTS

What is this document?

Why am I receiving this document?

Who is paying the costs of this document and the solicitation of my proxy?

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

What is CBRL Group, Inc.?

Where is CBRL Group, Inc. located?

Where is CBRL Group, Inc. common stock traded?

VOTING MATTERS

What am I voting on?

Who is entitled to vote?

How do I vote?

How will my proxy be voted?

Can I change my mind and revoke my proxy?

What if I receive more than one proxy card?

How will abstentions and broker non-votes be treated?

What are broker non-votes?

How many votes must be present to hold the annual meeting?

How many votes are needed to elect directors and approve other matters?

Will my vote be confidential?

PROPOSAL 1: ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

Who are the nominees this year?

What is the background of this year’s nominees?

What if a nominee is unwilling or unable to serve?

Are there any familial relationships between any of the nominees?

What does the Board of Directors recommend?

CERTAIN TRANSACTIONS

BOARD OF DIRECTORS AND COMMITTEES

What is the structure of the Board of Directors?

How are directors compensated?

How often did the Board of Directors meet in fiscal year 2002?

What are the committees of the Board?

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

EXECUTIVE COMPENSATION

Summary Compensation Table

Option Grants in Last Fiscal Year

Aggregated Option Exercises In Last Fiscal Year  And Fiscal Year-End Option Values

Equity Compensation Plan Information

What are the material features of the 2000 Non-Executive Stock Option Plan

(the "Stock Option Plan")

What are the material features of the restricted stock grants for Michael A.

Woodhouse and Peter W. Kehayes?

Do any named executive officers have employment agreements?

What are the terms of Mr. Evins’ employment agreement?

What are the terms of Mr. Woodhouse’s employment agreement?

What are the terms of Mr. Kehayes’ employment agreement?

Does CBRL have any other agreements with its named executive officers?

What are the material terms of the change in control agreements?

REPORT OF THE COMPENSATION  AND STOCK OPTION COMMITTEE

What is the Compensation and Stock Option Committee and what does it do?

What are the components of executive compensation?

How are the limitations on deductibility of compensation handled?

Who has furnished this report?

AUDIT COMMITTEE REPORT

SHAREHOLDER RETURN PERFORMANCE GRAPH

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

PROPOSAL 2:  APPROVAL OF CBRL GROUP 2002

OMNIBUS STOCK AND OPTION INCENTIVE COMPENSATION PLAN

Has the Board of Directors adopted the plan?

When will the plan become effective?

When will the plan terminate?

What is the purpose of the plan?

Who administers the plan?

Who can participate in the plan?

What types of awards does the plan allow for participants other than non-employee directors?

What types of awards does the plan allow for the non-employee directors?

How many shares of CBRL common stock may be issued under the plan?

Are there any limits on the amount of awards that can be granted?

Who can amend the plan?

What happens to awards under the plan if there is a change in control of CBRL?

What are the federal tax consequences of the stock options granted under the plan?

What benefits have been granted under the plan?

NEW PLAN BENEFITS

What was the recent closing price of CBRL common stock?

Is the description of the plan in this document complete?

What does the Board recommend?

PROPOSAL 3: APPROVAL OF APPOINTMENT OF AUDITORS

Who has the Board retained as our independent auditors?

How long has Deloitte & Touche LLP served as our independent auditors?

Will representatives of Deloitte & Touche LLP attend the annual meeting?

What does the Board of Directors recommend?

FEES PAID TO AUDITORS

PROPOSAL 4: SHAREHOLDER PROPOSAL

Who is submitting this shareholder proposal?

What is the shareholder proposal?

What does the Board recommend?

Why does our Board recommend voting against this proposal?

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

ANNUAL REPORT AND FINANCIAL INFORMATION

OTHER BUSINESS

#

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of CBRL Group, Inc. for the Annual Meeting of Shareholders to be held on Tuesday, November 26, 2002.  A form of proxy card accompanies this document.

We have tried to make this document simple and easy to understand.  The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively.  We will refer to our company throughout as “we” or “us” or “CBRL.”

Why am I receiving this document?

We are sending this document and the form of proxy card to you to solicit your proxy to vote upon certain matters at the annual meeting.

Who is paying the costs of this document and the solicitation of my proxy?

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, and all costs of any proxy solicitor employed by us, will be borne by CBRL.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors.  In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, facsimile or other means of communication. Our officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

We retain an independent company, Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of our investor relations and other shareholder communications issues.  Corporate Communications, Inc. receives a fee of approximately $2,000 per month, plus reimbursement of out-of-pocket expenses. As part of its duties, Corporate Communications, Inc. assists us in the general solicitation of proxies.

We may also employ an independent proxy solicitation service, such as Georgeson Shareholder Communications, Inc., and all costs of that solicitor will be borne by us.

We will employ an independent company, SunTrust-Atlanta, to receive and tabulate the proxies, and independent inspectors of election will certify the results.

What is CBRL Group, Inc.?

We are the parent of the following wholly-owned subsidiaries: Cracker Barrel Old Country Store, Inc. and Logan’s Roadhouse, Inc.  Each of these companies is a Tennessee corporation. We also own a number of related operating companies through Cracker Barrel Old Country Store, Inc. and Logan’s Roadhouse, Inc.

Where is CBRL Group, Inc. located?

We conduct our business from offices located at 106 Castle Heights Avenue North, and at 305 Hartmann Drive, Lebanon, Tennessee 37087.  Our telephone number is 615.444.5533.

Where is CBRL Group, Inc. common stock traded?

Our common stock is traded and quoted on the Nasdaq Stock Market under the symbol “CBRL.”

#

VOTING MATTERS

What am I voting on?

You will be voting on the following:

•

the election of 10 directors;

•

the CBRL Group 2002 Omnibus Stock and Option Incentive Compensation Plan;

•

the approval of the appointment of our independent auditors, Deloitte & Touche LLP;

•

a shareholder proposal regarding non-discriminatory employment policies; and

•

any other matter properly brought before the annual meeting.

Who is entitled to vote?

You may vote if you owned, of record, shares of CBRL common stock on the close of business on September 27, 2002.  Each share of stock is entitled to one vote.  As of September 27, 2002, there were 50,296,762 shares of CBRL common stock outstanding.

How do I vote?

In addition to voting in person at the meeting, you may vote:

•

by completing, signing and returning the enclosed proxy card in the postage-paid envelope;

•

for shares held in a broker’s name, over the Internet at the address shown in the information provided with your broker’s vote instruction form (if you have access to the Internet, we encourage you to vote in this manner); or

•

for shares held in a broker’s name, by telephone through the number shown in the information provided with your broker’s vote instruction form.

The availability of telephone and Internet voting depends on the voting processes of your broker.  Neither telephone nor Internet voting is available to you if you hold shares directly in your name.  Please follow the directions on your proxy card or vote instruction form carefully.

In order to assist us in tabulating votes at the annual meeting, we encourage you to vote by proxy even if you plan to be present at the annual meeting.

#

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card.  If your proxy card is signed but does not contain specific instructions, your proxy will be voted:  “FOR” all of the directors nominated, “FOR” approval of the CBRL Group 2002 Omnibus Stock and Option Incentive Compensation Plan, “FOR” approval of Deloitte & Touche LLP as our independent auditors for fiscal year 2003 and “AGAINST” the shareholder proposal.

Can I change my mind and revoke my proxy?

Yes.  To revoke a proxy given pursuant to this solicitation, you must:

•

sign another proxy with a later date and return it to our Corporate Secretary at CBRL Group, Inc., P.O. Box 787, Lebanon, Tennessee 37088-0787 at or before the annual meeting;

•

provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the annual meeting; or

•

attend the annual meeting and vote in person.  Note that attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

What if I receive more than one proxy card?

Multiple proxy cards mean that you have more than one account with brokers or our transfer agent.  Please vote all of your shares.  We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is SunTrust Bank-Atlanta, and it may be reached at 1.800.568.3476.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares; however, the broker is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may vote the shares with respect to “discretionary” items, routine matters like uncontested elections of directors and the appointment of auditors, but the broker may not vote your shares with respect to “non-discretionary” items like incentive compensation plans which authorize grants of stock and stock options that exceed 5% of the class outstanding and shareholder proposals.  In the case of non-discretionary items, the affected shares will be treated as “broker non-votes.”  To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast or entitled to vote with respect to a proposal.

How many votes must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted.  A quorum exists when the holders of a majority of the 50,296,762 shares of CBRL common stock outstanding on September 27, 2002 are present at the meeting, in person or by proxy.

How many votes are needed to elect directors and approve other matters?

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the annual meeting.  This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

Every proposal submitted to the shareholders at the annual meeting, other than the election of directors, will be approved if the votes cast for the proposal exceed the votes cast against it.

Will my vote be confidential?

Yes.  We will continue our practice of keeping the votes of all shareholders confidential.  Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•

to allow the independent inspectors of election to certify the results;

•

as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•

in the case of a contested proxy solicitation; or

•

when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

#

PROPOSAL 1:

ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

Pursuant to our Bylaws, our Board of Directors must consist of at least five directors, but the exact number is set by the Board. The Board of Directors currently has fixed the size of the Board at twelve. Effective immediately prior to the election of the Board at the Annual Meeting, the Board of Directors will decrease the size of the Board to ten. All current directors are standing for re-election other than Edgar W. Evins and Charles T. Lowe, Jr., each of whom will retire, because they have reached the Board-established mandatory retirement age of 70 years, as of the election of the Board at the Annual Meeting. All directors are elected annually by our shareholders.

Who are the nominees this year?

The nominees for the Board of Directors consist of nine current directors who were elected at our 2001 Annual Meeting of Shareholders and one current director, James D. Carreker, who was appointed by the Board since the 2001 Annual Meeting to fill the vacancy created by the increase in the number of directors by the Board during 2002.  These nominees are: James D. Carreker, Robert V. Dale, Dan W. Evins, Robert C. Hilton, Charles E. Jones, Jr., B. F. “Jack” Lowery, Gordon L. Miller, Martha M. Mitchell, Jimmie D. White and Michael A. Woodhouse. If elected, each nominee would hold office until the 2003 Annual Meeting of Shareholders and until his or her successor is elected and qualified.

What is the background of this year’s nominees?

Name, Age, Position with CBRL	First Became a Director	Business Experience During Past Five Years

James D. Carreker, 55 Director	2002

Founder and owner, JDC Holdings, Inc., a private equity investment firm, Dallas, TX, since October, 2000; Chairman and CEO, Wyndham International, Inc., Dallas, TX, from 1998 to October 2000; President and CEO, Trammell Crow Company, Dallas, TX, from 1988 to 1998; Director, Carreker Corporation since 1984; Director, Pier 1 Imports, Inc. since June 2001; Director, WinsLoew Furniture, Inc. since June 2001

Robert V. Dale, 65 Director	1986

Retired; President, Windy Hill Pet Food Company, Nashville, TN, from March 1995 until its sale in July 1998; Partner in PFB Partnership, Nashville, TN, from August 1994 to March 1995; President of Martha White Foods, Inc., Nashville, TN, from October 1985 to August 1994; Director, Genesco, Inc. since June 2000

Dan W. Evins, 67 Director and Chairman	1970

Chairman of CBRL since August 2001; Chairman and CEO from August 1995 to April 1999 and July 2000 to August 2001; Chairman, President and CEO from 1970 to August 1995 and April 1999 to July 2000; Director, Clayton Homes, Inc. since 1991

Robert C. Hilton, 65 Director	1981	President, Autumn Capital, Nashville, TN, since August 1999; Chairman, President and CEO, Home Technology Healthcare, Inc., Nashville, TN, from October 1991 to August 1999

Charles E. Jones, Jr., 57 Director	1981	President, Corporate Communications, Inc., an investor/shareholder communications and public relations firm, Nashville, TN

B. F. “Jack” Lowery, 65 Director	1971	Attorney; Chairman and CEO, LoJac Companies, an asphalt paving, highway construction and building materials supplier and contractor, Lebanon, TN

Gordon L. Miller, 68 Director	1974	Retired dentist, Lebanon, TN

Martha M. Mitchell, 62 Director	1993

Senior Vice President since January 1987 and Senior Partner since July 1998 and Partner since January 1993,  Fleishman-Hillard, Inc., an international communications consulting and public relations firm, St. Louis, MO

Jimmie D. White, 61 Director	1993	Retired on December 11, 1995; Senior Vice President - Finance and CFO of the predecessor to CBRL from 1985 to 1995

Michael A. Woodhouse, 57 Director, President and Chief Executive Officer	1999

President and CEO of CBRL since August 4, 2001; President and COO from  July 2000 through August 3, 2001; Executive Vice President and COO from July 1999 to July 2000; Senior Vice President and CFO from January 1999 to July 1999; CEO of Cracker Barrel Old Country Store, Inc. since August, 2001; Senior Vice President Finance and CFO of Cracker Barrel Old Country Store, Inc. from December 1995 to December 1998

What if a nominee is unwilling or unable to serve?

That is not expected to occur.  If it does, proxies will be voted for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

There are no familial relationships between any of the nominees.

What does the Board of Directors recommend?

Our Board of Directors recommends that you vote FOR the election of these nominees.

#

CERTAIN TRANSACTIONS

Except as disclosed under “Executive Compensation,” and except as set forth below, our executive officers, directors and director nominees did not have significant business relationships with us which would require disclosure under applicable SEC regulations and no other transactions which need to be disclosed are anticipated during the 2003 fiscal year.

Through a subsidiary, we lease a store in Macon, Georgia from a limited partnership controlled by B. F. “Jack” Lowery, one of our directors. The annual rent is the greater of (i) 12% of the total initial cost of the land, buildings and improvements, or (ii) 5% of the total restaurant sales plus 3% of the gift shop sales.  We pay the taxes, insurance and maintenance. The lease, which was originally entered into in 1981, expires on June 1, 2011 with one 10-year option remaining. During the fiscal year ended August 2, 2002, our subsidiary paid a total of $181,956 in lease payments to the limited partnership.

We use the services of Corporate Communications, Inc., a financial public relations firm in Nashville, Tennessee, of which Charles E. Jones, Jr., a director, is president and the major shareholder. During the past fiscal year, we paid $24,000 to Corporate Communications, Inc. for services, plus reimbursement of direct expenses including distribution of our annual report, proxy materials, and financial press releases.

We and our subsidiaries also use the services of Fleishman-Hillard, Inc., an international public relations firm, in connection with our product and service marketing efforts and in connection with litigation response and general CBRL reputation public relations activities. Martha M. Mitchell, a director, is a Senior Partner in that firm. During the past fiscal year, we, or our subsidiaries, paid $441,179 to Fleishman-Hillard, Inc. for its consulting services, including corporate media consulting and response and concept marketing, plus reimbursement of direct expenses.

We negotiated each of these transactions on an arms-length basis and each of these transactions have been reviewed and approved by the Board of Directors and, in appropriate circumstances, the Audit Committee. Our management believes that these transactions are fair and reasonable and that their terms are no less favorable than could be obtained from unaffiliated persons.

#

BOARD OF DIRECTORS

AND COMMITTEES

What is the structure of the Board of Directors?

Pursuant to our Bylaws, our Board of Directors must consist of at least five directors, but the exact number is set by the Board from time to time.  The Board of Directors currently has fixed the size of the Board at twelve.  Effective immediately prior to the election of the Board at the Annual Meeting, the Board of Directors will decrease the size of the Board to ten. All current directors are standing for re-election, other than Edgar W. Evins and Charles T. Lowe, Jr., each of whom will retire upon the election of the Board at the Annual Meeting. All directors are elected annually by our shareholders.

How are directors compensated?

Each outside director is paid an annual retainer of $30,000 plus a director’s fee of $1,000 for each Board and committee meeting attended. The chairperson of each committee, other than the Audit Committee, is paid an additional annual retainer of $3,500, while the chairperson of the Audit Committee is paid an additional annual retainer of $5,000. We reimburse all non-employee directors for out-of-pocket expenses incurred in connection with attendance at meetings.  Directors who also are employees of CBRL are not paid director’s fees or a retainer.

If the CBRL Group 2002 Omnibus Stock and Option Incentive Compensation Plan is approved at the Annual Meeting:

•

on the date of each annual meeting of our shareholders beginning with the Annual Meeting, each non-employee director who is elected at that annual meeting of shareholders will receive an option to purchase 5,000 shares of CBRL common stock at fair market value pursuant to the plan, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date, and all vested options will expire on the 10th anniversary of the date of the grant; and

•

each non-employee director who is elected or appointed to our Board between annual meetings of our shareholders and prior to the July 31 immediately preceding the first annual meeting of shareholders following the election or appointment will receive an option to purchase 5,000 shares of CBRL common stock at fair market value pursuant to the plan, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date, and all vested options will expire on the 10th anniversary of the date of the grant.

Mr. Evins, our Chairman of the Board, and Mr. Woodhouse, our President and Chief Executive Officer, are compensated pursuant to their employment agreements and certain benefit plans described below under “Executive Compensation.”

#

How often did the Board of Directors meet in fiscal year 2002?

Our Board of Directors met five times during fiscal year 2002.  Each director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served.

What are the committees of the Board?

Our Board has the following standing committees:

Name of Committee & Members	Functions of the Committee	Number of Meetings in Fiscal Year 2002

AUDIT: Robert C. Hilton, Chair Charles E. Jones, Jr. Gordon L. Miller Jimmie D. White

•

Appoints and oversees outside auditors

•

Acts as liaison between the Board and outside auditors

•

Reviews and approves audit fees

•

Discusses the independence of our outside auditors

•

Pre-approves all audit and non-audit services rendered by our outside auditors

•

Responsible for developing procedures to receive information and address complaints regarding the status of our financial condition and effectiveness of our internal controls or audit process

•

Reviews internal accounting controls and systems, including internal audit plan

•

Reviews results of the annual audit and related financial reports

•

Reviews quarterly earnings press releases and financial reports

•

Reviews our significant accounting polices and any changes to those policies

•

Pre-approves new or renewal transactions between the Company and related parties and annually reviews and confirms on-going contractual or lease obligations

•

Sole authority to hire, fire, and approve compensation for Director of Internal Audit

•

Determine financial expertise and continuing education requirements of members

		7
During this fiscal year the Audit Committee membership satisfied the applicable requirements of the NASD with respect to characteristics of independent directors.
COMPENSATION AND STOCK OPTION: Robert V. Dale, Chair Robert C. Hilton Martha M. Mitchell	• Reviews and recommends salaries, bonuses and other cash compensation of executive officers • Reviews the business plan with respect to option grants • Administers stock option plans, including approval of all option grants • Reviews executive management’s performance, particularly with respect to financial goals for the concluding fiscal year • Reviews and approves proposed compensation plans for executive officers for the upcoming fiscal year	3

EXECUTIVE: Dan W. Evins, Chair Robert V. Dale B. F. “Jack” Lowery Charles E. Jones, Jr. Martha M. Mitchell Michael A. Woodhouse	• Met on a regular basis in months during which the full Board did not meet • Meets also at the call of the Chairman of the Board • Meets when the timing of certain actions makes it appropriate to convene the Committee rather than the entire Board	15

NOMINATING AND CORPORATE GOVERNANCE: Robert V. Dale, Chair Robert C. Hilton Charles E. Jones, Jr. B. F. “Jack” Lowery	• Considers and recommends to the Board nominees for director • Considers nominees recommended by shareholders in writing prior to the annual deadline for submission of shareholder proposals • Reviews and recommends changes to corporate governance policies and practices	3

PUBLIC RESPONSIBILITY: Dan W. Evins, Chair Robert V. Dale B.F. “Jack” Lowery Martha M. Mitchell	• Advises the Board concerning public relations matters • Considers litigation strategy and diversity issues • Advises senior management regarding actions contemplated by CBRL whenever it is not convenient or appropriate to convene the entire Board	1

During this fiscal year, the Board of Directors adopted the following definition of “independence”:

“Independent director” means a person who can exercise independent judgment in carrying out the responsibilities of a director, and the following persons shall not be considered independent:

(1)

a director who is employed by the corporation or any of its subsidiaries or affiliates for the current year or during any of the past 3 years;

(2)

a director who is an immediate family member of an individual who is, or who in last 3 years has been, employed as an executive officer; by the corporation or any of its subsidiaries or affiliates;

(3)

a director who accepts from the corporation or any of its subsidiaries or affiliates in excess of $60,000 during the current or previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(4)

a director who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the corporation made, or from which the corporation received, payments (other than payments arising solely from investments in the corporation’s securities) that exceed 5% of the corporation’s or organization’s consolidated gross revenues for that year or $200,000, whichever is more, in the current or any of the past 3 years;

(5)

a director who is employed (or in the past 3 years has been employed) as an executive of another entity where any of the company’s executives serve on that other entity’s compensation committee;

(6)

a director who is a former partner or employee of the outside auditors who worked on the corporation’s audit engagement at any time within the prior 3 years;

(7)

a director who has a relationship, which, in the opinion of the corporation’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; and

(8)

a director who is otherwise disqualified from being considered “independent” by applicable law or Securities Exchange rules.

In compliance with currently applicable Nasdaq rules, and our policies concerning director independence, we now require that all members of the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Corporate Governance Committee be independent.  We will apply our definition of “independence” to all persons nominated for membership on those committees at or following the Board of Directors meeting which occurs immediately following the Annual Meeting of Shareholders, and at any earlier time that a member is appointed to those committees as a result of resignation or other circumstances.  With respect to the Audit Committee, we adhere to the specific Nasdaq rules which apply to audit committees, and we will also impose on our Board and each of its committees any additional conditions or requirements concerning independence which are mandated by law or applicable Securities Exchange rules in the future.

#

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

During our last fiscal year, our Compensation and Stock Option Committee consisted of Robert V. Dale, Robert C. Hilton and Martha M. Mitchell. No member of this committee has been an employee or officer of CBRL or any of our subsidiaries at any time and, except for Martha M. Mitchell, no relationships exist requiring disclosure under applicable regulations of the SEC.

Ms. Mitchell is a Senior Partner in Fleishman-Hillard, Inc., a national public relations firm. We and our subsidiaries use the services of Fleishman-Hillard in connection with our product and service marketing efforts and in connection with certain public relations activities. During the past fiscal year, we or our subsidiaries paid $441,179 to Fleishman-Hillard, Inc. for its consulting services, including corporate media consulting and response and concept, plus reimbursement of direct expenses. We negotiated the fees for these services on an arms-length basis. Our management believes that these fees are fair and reasonable and are no less favorable than could be obtained from unaffiliated persons.  These services have been reviewed and approved by the Board of Directors and, in appropriate circumstances, the Audit Committee.

EXECUTIVE COMPENSATION

The following tables discuss the compensation earned by our Chief Executive Officer and our four most highly compensated executive officers in fiscal years 2002, 2001 and 2000. In particular, the table entitled “Option Grants in Last Fiscal Year” sets forth all options to acquire CBRL common stock granted to these officers during the fiscal year ended August 2, 2002 and the table entitled “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” sets forth the number and value of unexercised options held by these officers at the fiscal year end. We will refer to these officers as our “named executive officers” throughout this document.

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Summary Compensation Table
	Annual Compensation			Long-Term Compensation

Name and Principal Position in FY 2002	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	Securities Underlying Options Granted (Shares)	All Other Compensation ($)(1)

Michael A. Woodhouse, President and Chief Executive Officer	2002 2001 2000	600,000 450,000 365,945	1,209,445 477,144 197,610	919,200 -- 249,688	58,769 65,513 129,814	336,207 201,764 151,724

Dan W. Evins, Chairman	2002 2001 2000	500,000 500,000 400,400	671,914 662,700 270,270	-- -- --	108,831 119,778 237,340	588,342 357,063 276,553

Donald M. Turner, President and Chief Operating Officer of Cracker Barrel Old Country Store, Inc.	2002 2001 2000	400,000 325,000 171,591	573,623 320,918 77,216	-- -- --	44,701 43,077 85,357	261,129 130,831 86,880

Peter W. Kehayes President and Chief Operating Officer of Logan’s Roadhouse, Inc.	2002 2001 2000	323,000 300,000 248,076	415,265 -- 181,840	-- -- 237,203	32,158 35,897 99,450	97,147 96,730 71,055

Lawrence E. White, Senior Vice President, Finance and Chief Financial Officer	2002 2001 2000	315,000 288,000 203,636	423,306 254,477 120,000	-- -- --	30,090 34,462 68,489	169,267 115,646 194,982(2)

 (1)

Certain long-term incentive cash awards were granted, in tandem with certain stock options, to the named executive officers.  These awards are designed to result in a long-term commitment to CBRL, and therefore, these awards cliff vest at the end of fiscal year 2004, 5 years after the grant (subject to earlier 4 year vesting upon accomplishment of specified performance goals). These cash awards may not be greater than the originally specified amounts, but they could be reduced if the share price of our common stock declines. While none of these cash amounts or options have vested during fiscal year 2002, the following cash amounts were accrued for each officer during fiscal year 2002: Mr. Woodhouse, $299,682; Mr. Evins, $547,918; Mr. Turner, $239,140; Mr. Kehayes, $94,740 and Mr. White, $157,802.  Includes premiums paid on Life and Disability insurance for coverage above that available to all salaried employees generally of $20,462 for Mr. Woodhouse, $38,924 for Mr. Evins, $11,222 for Mr. Turner, $0 for Mr. Kehayes and $4,202 for Mr. White; and CBRL’s contributions to its 401(k) Employee Savings Plan and any non-qualified deferred compensation plan for each named executive officer in fiscal 2002.

(2)

Includes relocation expenses of $55,526.

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Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Michael A. Woodhouse	58,769	2.40%	$20.1000	9-27-2011	$ 742,886	$ 1,882,619
Dan W. Evins	108,831	4.40%	$20.1000	9-27-2011	$ 1,375,709	$ 3,486,317
Donald M. Turner	33,955	1.40%	$20.1000	9-27-2011	$ 429,218	$ 1,087,722
	10,746(3)	0.40%	$20.1000	3-14-2005	$ 40,297	$ 85,869
Peter W. Kehayes	32,158	1.30%	$20.1000	9-27-2011	$ 406,502	$ 1,030,157
Lawrence E. White	30,090	1.20%	$20.1000	9-27-2011	$ 380,361	$ 963,910

(1)

The exercise price of the options granted equals the closing market price during normal trading hours of our common stock on the day prior to the grant date.  The options generally vest and become exercisable at a cumulative rate of 33-1/3% per year.  All remaining options also vest upon a defined change in control of CBRL.

(2)

The potential realizable values illustrate values that might be realized upon exercise immediately prior to the expiration of the option term using 5% and 10% appreciation rates from the price at the grant date (which is equal to the exercise price), as required by the SEC, compounded annually.  These values do not, and are not intended to, forecast possible future appreciation, if any, of CBRL’s stock price.  Also, these values do not take into consideration any provisions for vesting over a period of years or termination of options following termination of employment.

(3)

Long Term Incentive Options, with 3-year cliff vesting at the end of fiscal year 2004, subject to earlier  vesting at the end of fiscal year 2003.  These options have an exercise price of $20.10, and they will expire 6 months after they vest.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

	# Shares Acquired Upon Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-The-Money Options at FY-End(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael A. Woodhouse	0	$ 0	306,279	187,629	$ 2,498,899	$ 1,990,904
Dan W. Evins	70,000	$ 592,235	514,046	344,428	$2,612,281	$ 3,648,700
Donald M. Turner	0	$ 0	43,704	129,431	$ 627,889	$ 1,495,064
Peter W. Kehayes	116,967	$ 1,525,315	8,333	112,205	$ 141,265	$ 1,245,249
Lawrence E. White	0	$ 0	35,078	97,963	$ 420,065	$ 1,043,203

(1)

Value realized is calculated based on the difference between the option exercise price and the actual sales price of shares sold.

(2)

The last trade of CBRL common stock, as reported by Nasdaq on August 2, 2002, was at $26.39. That price was used in calculating the value of unexercised options.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about our equity compensation plans as of August 2, 2002.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)

Equity compensation plans approved by security holders (1)	6,612,166	21.1889	1,617,144

Equity compensation plans not approved by security holders (2)	2,969,638	17.5566	1,547,754

Total	9,581,804	20.0632	3,164,898

(1)

These plans consist of our 1987 Stock Option Plan, as amended; Amended and Restated Stock Option Plan, as amended; and 1989 Stock Option Plan for Non-Employee Directors, as amended.

(2)

This plan category consists of our 2000 Non-Executive Stock Option Plan and restricted stock grants for Michael A. Woodhouse and Peter W. Kehayes.

The Company's 2000 Non-Executive Stock Option Plan was adopted without the approval of our shareholders, as described below.  In addition, the Company granted restricted shares outside of any of our plans to Michael A. Woodhouse and Peter W. Kehayes, as described below.

What are the material features of the 2000 Non-Executive Stock Option Plan (the "Stock Option Plan")?

General.  The Stock Option Plan provides for the grant of stock options.  As of September 27, 2002, we have outstanding stock options under the Stock Option Plan for future exercise of 3,381,466 shares of our common stock.  An aggregate of 1,055,422 shares of CBRL common stock is reserved for future issuance under the Stock Option Plan.  The aggregate number of shares of common stock which may be granted under the Stock Option Plan cannot exceed 4,750,000 shares (subject to adjustment in the event of certain stock splits, stock dividends, share combinations or recapitalizations).

Eligibility.  The persons eligible to participate in the Stock Option Plan as recipients of options are employees of the Company or any of its subsidiaries, who are not officers or directors of the Company.  In addition, any person who is a participant in the CBRL Group Long Term Incentive Plan is not eligible to participate in or receive options under the Stock Option Plan.

Option Price; Payment.  The option price per share is the fair market value of the Company's common stock.  From time to time the Compensation and Stock Option Committee selects, from among those who are eligible, the individuals to whom options are granted and determines the number of options to be granted.  The date of the grant is determined by the date on which the option recommendation is approved, or selection of an employee as a participant in any grant under the Stock Option Plan is made, by the Compensation and Stock Option Committee.

Shares purchased by exercising an option must be paid in full by delivery to the Company of consideration equal to the product of each option price and the number of shares purchased, plus applicable taxes.  The consideration must be paid in cash or by check.  The option price may also be paid, at the discretion of the Board, by delivery of other shares of our common stock, subject to applicable holding periods, or any other consideration the Compensation and Stock Option Committee permits.

Term. Each option specifies the rate at which the option vests or becomes exercisable, which is in the discretion of the Compensation and Stock Option Committee.  Each option expires at the end of a specified period, which shall not exceed 10 years.  The option may expire earlier or even terminate if employment is terminated.  The Stock Option Plan terminates on July 29, 2005 unless extended by the Board.

What are the material features of the restricted stock grants for Michael A. Woodhouse and Peter W. Kehayes?

We have granted Mr. Woodhouse 48,000 shares of CBRL common stock, 1/3 of which shares vest on each of August 3, 2002, August 2, 2003 and July 31, 2004, subject to earlier vesting or forfeiture.  In the event CBRL terminates the employment of Mr. Woodhouse for any reason or Mr. Woodhouse voluntarily terminates his employment prior to the earlier of July 30, 2004 or any earlier date on which his awards under CBRL’s long-term incentive plan vest, all 48,000 shares will be forfeited on the date of such termination.  If CBRL terminates the employment of Mr. Woodhouse at any time after the date specified in the preceding sentence, all shares that have not vested will vest immediately.  The shares of restricted stock also are subject to the provisions of the change in control agreements described below.  In addition, we have granted Mr. Woodhouse 20,000 shares of CBRL common stock, all of which shares vest on July 27, 2005.

We have granted Mr. Kehayes 19,000 shares of CBRL common stock, 1/2 of which shares vest on each of July 27, 2002 and July 27, 2005.

Do any named executive officers have employment agreements?

Yes.  We have an employment agreement with each of Dan W. Evins, Michael A. Woodhouse and Peter W. Kehayes.

What are the terms of Mr. Evins’ employment agreement?

Mr. Evins’ employment agreement provides for the payment of an annual salary in the amount of $500,000, which amount shall not be decreased, and which may be increased from time to time. The agreement also provides for target bonus potential of 100% of Mr. Evins’ base salary, but that bonus can be as high as 225% or as low as 0% depending on Company performance relative to the annual business plan. In the event CBRL terminates Mr. Evins’ employment without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus approximately three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the original term. The agreement specifies that Mr. Evins’ participation in CBRL’s life, medical and disability insurance programs will continue if his employment is terminated by CBRL without “cause” until he is either employed elsewhere and is permitted to be covered by that employer’s benefit plans, CBRL no longer provides those benefit plans to its management employees, or the expiration of the term of the agreement. The agreement also describes rights to compensation if Mr. Evins' employment is terminated or suspended due to death, disability or “cause.” This agreement generally does not preclude Mr. Evins from participating in any other CBRL benefit plan or arrangement. The agreement contains an agreement by Mr. Evins not to compete with CBRL during the term of the agreement, and for a period of one year following the date of termination of employment by Mr. Evins or by CBRL for “cause.”

What are the terms of Mr. Woodhouse’s employment agreement?

Mr. Woodhouse’s employment agreement provides for the payment of an annual salary in the amount of $600,000, which amount shall not be decreased, and which may be increased from time to time. The agreement also provides for target bonus potential of 150% of Mr. Woodhouse’s base salary, but that bonus can be as high as 337.5% or as low as 0% depending on Company performance relative to the annual business plan.  In addition, the agreement provides for the grant of 48,000 shares of CBRL common stock, 1/3 of which vests each fiscal year beginning August 3, 2002, subject to earlier vesting or forfeiture under the long-term incentive plan.  In the event CBRL terminates Mr. Woodhouse’s employment without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the current term. The agreement specifies that Mr. Woodhouse’s participation in CBRL’s life, medical and disability insurance programs will continue if his employment is terminated by CBRL without “cause” until he is either employed elsewhere and is permitted to be covered by that employer’s benefit plans, CBRL no longer provides those benefit plans to its management employees, or the expiration of the term of the agreement. The agreement also describes rights to compensation if Mr. Woodhouse's employment is terminated or suspended due to death, disability or “cause.” This agreement generally does not preclude Mr. Woodhouse from participating in any other CBRL benefit plan or arrangement. The agreement contains an agreement by Mr. Woodhouse not to compete with CBRL during the term of the agreement, and, if Mr. Woodhouse accepts his severance payment, for a period of one year following the date of termination of employment by CBRL without  “cause.”

What are the terms of Mr. Kehayes’ employment agreement?

Mr. Kehayes’ employment agreement provides for the payment of an annual salary in the amount of $323,000, which amount shall not be decreased, and which may be increased from time to time. The agreement also provides for target bonus potential of 80% of Mr. Kehayes’ base salary, but that bonus can be as high as 180% or as low as 0% depending on Logan’s performance relative to the annual business plan. In the event CBRL directs Logan’s to terminate Mr. Kehayes’ employment without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus two times his annual salary in effect on the date of termination. The agreement specifies that Mr. Kehayes’ participation in life, medical and disability insurance programs will continue if his employment is terminated by Logan’s without “cause” until he is either employed elsewhere and is permitted to be covered by that employer’s benefit plans, CBRL no longer provides those benefit plans to its management employees, or the expiration of the term of the agreement. The agreement also describes rights to compensation if Mr. Kehayes’ employment is terminated or suspended due to death, disability or “cause.” This agreement generally does not preclude Mr. Kehayes from participating in any other benefit plan or arrangement of CBRL and Logan’s. The agreement contains an agreement by Mr. Kehayes not to compete with CBRL during the term of the agreement, and for a period of one year following the date of termination of employment by Mr. Kehayes or Logan’s without  “cause.”

Does CBRL have any other agreements with its named executive officers?

Yes. On September 30, 1999, our Board of Directors approved a plan responding to change in control issues. The plan is based on recommendations from an independent, outside compensation consultant and is designed to encourage retention of key employees. Generally, our senior officers, including the named executive officers, and other key personnel have been provided agreements stating that upon a “change in control,” they will receive specified salary payments and other benefits.

What are the material terms of the change in control agreements?

The change in control agreements provide that the named executive officers will receive specified benefits if after a “change in control” there is: (1) a material change in duties or responsibilities resulting in the assignment of duties and responsibilities inferior to the duties and responsibilities in effect at the time of change in control, (2) a reduction in salary or a material change in benefits (excluding discretionary bonuses), or (3) a change in the location of work assignments from the location at the time of change in control to any other location that is further than 50 miles away.  The salary payments will equal 2.00 or 2.99 times the average salary and bonus for the 3 years prior to a change in control (including, when required, a gross-up payment to cover excise taxes), and benefits will include continuation of and payments for health benefits for a 2-year period. The agreements define “change in control” to include certain circumstances in which a person becomes the beneficial owner of securities representing 20% or more of the combined voting power of our voting stock, a majority of our Board changes within a 2-year period, or we merge, consolidate or reorganize.

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REPORT OF THE COMPENSATION

AND STOCK OPTION COMMITTEE

What is the Compensation and Stock Option Committee and what does it do?

The Compensation and Stock Option Committee of the Board of Directors administers our compensation policies for our executive officers and other senior management personnel.  All members of this committee are independent directors. The committee recommends to the Board the salaries and bonus plan for our executive officers, and it administers the stock option plans pursuant to which all employee stock options are granted.

What are the components of executive compensation?

Our compensation program for executive officers consists of three key elements: base salary, annual performance bonus and longer-term incentives such as stock options.  Base salaries are targeted to be competitive at the 60th percentile and total compensation generally is targeted to be competitive at the 75th percentile of the market for positions of similar responsibilities as determined by an independent outside compensation consultant.  We consider it necessary and appropriate to position compensation packages at these levels to attract, retain and motivate executives and other key management personnel with the essential qualifications for managing our operations and growth.

Base Salary.  In setting the fiscal 2002 base salary for each executive officer, the committee reviewed the then-current salary for each of the officers in relation to average salaries within the industry for comparable areas of responsibility as presented in a report prepared for the committee by independent executive compensation consultants. The committee also considered the contribution made by each executive officer during fiscal 2001, as reported by the Chief Executive Officer, and it considered salary recommendations made by the Chief Executive Officer, based on information prepared by management, for the executive officers other than the  Chief Executive Officer. Except for recommendations from management, the committee employed procedures similar to those used for each of the other executive officers to determine the fiscal 2002 salary for the Chief Executive Officer.

Bonus.  This committee continues the policy that the financial performance of CBRL should be a significant factor in rewarding our executive officers.  In July of each year, this committee reviews the expected financial performance of CBRL for the concluding fiscal year and considers the internal budget established for the next fiscal year in setting certain financial goals and specific objective criteria for executive officer bonuses.

Generally, bonus awards are calculated based on the following factors:  (1) CBRL or operating unit annual financial results compared to the CBRL or operating unit business plan, (2) the individual’s performance measured by CBRL operating unit annual financial results compared to its business plan, (3) the individual’s fiscal year base salary amount, and (4) the individual’s target bonus percentage.  In fiscal 2002, maximum bonus percentages available to executive officers ranged from 180% to 337.5% of base salary (337.5% for Mr. Woodhouse, 225% for Mr. Evins, 225% for Mr. Turner, 180% for Mr. Kehayes and 225% for Mr. White).

Cash bonuses were paid under the bonus plan for fiscal 2002 as follows: $1,209,445, Mr. Woodhouse, $671,914, Mr. Evins and $423,306, Mr. White based upon the financial results at CBRL Group, Inc..  Mr. Turner was paid $573,623 under the bonus plan for fiscal 2002 based upon the operating results at Cracker Barrel Old Country Store and Mr. Kehayes was paid $415,265 under the bonus plan for fiscal 2002 based upon the operating results at Logan’s Roadhouse.

Long-Term Incentives.  Our long-term incentive program for executive officers is designed to recognize market effects on senior management compensation, to foster a long-term commitment to us and our subsidiaries, to encourage future performance which contributes to stock price appreciation, and to provide a comprehensive method of compensating executive officers while balancing our costs.  An officers’ long-term incentive is comprised of 2 parts:  stock options and a separate “Cash Opportunity Award.”

Stock Options.

In contrast to salary and bonus awards, which generally are for past effort and performance, annual stock options are intended to engender loyalty and commitment to CBRL and to encourage future performance which contributes to stock price appreciation.  They are granted at an exercise price which is equal to the closing market price of CBRL common stock on the day before the grant date, and therefore have no realizable value to the option holder until the stock trading price increases.  We generally have granted non-qualified stock options annually, and those awards are based on targets and valuations recommended by an independent, outside compensation consultant.  For many years, we have extended option grants down into the organization as far as the top hourly employee (PAR IV) positions in our Cracker Barrel stores; however, the Company has discontinued this program in fiscal 2003.

Cash Opportunity Award.

The Cash Opportunity Award is comprised of a tandem cash and stock option award.  The Cash Opportunity Award is designed to focus specifically on employee retention.  It vests at the end of fiscal year 2004, but it may vest earlier at the end of fiscal year 2003, upon achievement of specified CBRL or specified operating company performance goals.  This earlier vesting can be achieved only if CBRL reaches Total Shareholder Return goals (or for subsidiary executives, Operating Income Goals) specified by our Board when this program was adopted.  The cash portion of the Cash Opportunity Award will not increase over the incentive plan period, but the cash amount will be reduced proportionately if the price of CBRL common stock on the vesting date is less than $13.0625 for Mr. Evins, Mr. Woodhouse, and Mr. White, and $10.75 on some options for Mr. Turner and $20.10 on other options for Mr. Turner, and $13.0625 for Mr. Kehayes (the stock prices as of the award grant dates).  The stock options originally granted under the Cash Opportunity Award have an exercise price of $13.0625 for Mr. Evins, Mr. Woodhouse, and Mr. White, and $10.75 (and some later options were granted at $20.10) for Mr. Turner, and $13.0625 for Mr. Kehayes, and they will expire 6 months after the date they vest.

How are the limitations on deductibility of compensation handled?

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, unless certain requirements are met.  CBRL policy is generally to design our compensation plans and programs to ensure full deductibility.  This committee attempts to balance this policy with compensation programs designed to motivate management to maximize shareholder value.  If this committee determines that the shareholders’ interests are best served by the implementation of compensation policies that are affected by Section 162(m), CBRL policies do not restrict this committee from exercising discretion in approving compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

Who has furnished this report?

This report on executive compensation has been furnished by the members of the Compensation and Stock Option Committee:

•

Robert V. Dale, Chairman

•

Robert C. Hilton

•

Martha M. Mitchell

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight and review of CBRL’s accounting functions and internal controls.  This committee is comprised of four directors who are independent as determined in accordance with Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. On May 25, 2000, the Board of Directors adopted an Audit Committee Charter to govern this committee, a copy of which was attached as Appendix A to our Proxy Statement for the 2000 Annual Meeting of Shareholders. This committee is responsible for recommending to the Board that our audited financial statements be included in our annual report.  In connection with this recommendation, this committee took the following steps:

•

Discussed with our auditors their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit.  These communications and discussions are intended to assist this committee in overseeing the financial reporting and disclosure process.

•

Discussed with our independent auditors the auditors’ independence and received written disclosures from our auditors regarding independence as required under applicable independence standards for auditors of public companies.  In addition, this committee considered the compatibility of certain non-audit services with the auditors’ independence.  This discussion and disclosure informed this committee of the auditors’ independence, and assisted this committee in evaluating that independence.

•

Reviewed and discussed, with our management and independent auditors, our audited consolidated balance sheets as of August 2, 2002 and August 3, 2001 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended August 2, 2002, including associated footnotes and MD&A of Financial Condition and Results of Operations.

•

Reviewed and pre-approved all audit and non-audit services planned for fiscal 2003.

•

Reviewed and discussed CEO and CFO Certifications concerning the Company's Form 10-K.

Based on the discussions with our independent auditors concerning the audit, the independence discussions, the financial statement review, and additional matters deemed relevant and appropriate by this committee, including the internal audit, this committee authorized these audited financial statements to be included in our Annual Report on Form 10-K.

This report has been furnished by the members of the Audit Committee:

•

Robert C. Hilton, Chairman

•

Charles E. Jones, Jr.

•

Gordon L. Miller

•

Jimmie D. White

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SHAREHOLDER RETURN

PERFORMANCE GRAPH

This graph compares the cumulative percentage change in the return on the shares of our common stock (assuming reinvestment of dividends) each year for the last five years with the Standard & Poor’s 400 MidCap Index and a Total Return Index comprised of all Nasdaq companies with the same two-digit SIC (Standard Industrial Classification) code (58-Eating and Drinking Places) as CBRL. The data set forth in the chart below has been provided by The Nasdaq Stock Market.

[INSERT GRAPH HERE]

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STOCK OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

As of October 18, 2002, no person who was not a director or executive officer of CBRL was known to management to beneficially own more than 5% of our outstanding common stock.

The following table shows how much of our common stock is owned, as of October 18, 2002, by all directors and named executive officers, and by all current directors and executive officers as a group.  Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class

Michael A. Woodhouse	415,320	*
Dan W. Evins	1,141,047	2.2%
Donald M. Turner	94,382	*
Peter W. Kehayes	54,666	*
Lawrence E. White	73,390	*
James D. Carreker	0	*
Robert V. Dale	69,416	*
Edgar W. Evins	70,162	*
Robert C. Hilton	101,299	*
Charles E. Jones, Jr.	77,449	*
Charles T. Lowe, Jr.	710,093	1.4%
B. F. “Jack” Lowery	230,125	*
Gordon L. Miller	167,167	*
Martha M. Mitchell	42,072	*
Jimmie D. White	22,340	*
All executive officers and directors as a group (20 persons)	3,476,681	6.5%

*Less than one percent.

(1)

Includes the following number of restricted shares and shares subject to options exercisable by the named holders within 60 days:

Michael A. Woodhouse	370,020	Robert C. Hilton	92,046
Dan W. Evins	631,047	Charles E. Jones, Jr.	66,734
Donald M. Turner	69,382	Charles T. Lowe, Jr.	66,734
Peter W. Kehayes	44,351	B. F. “Jack” Lowery	122,670
Lawrence E. White	68,390	Gordon L. Miller	66,734
James D. Carreker	0	Martha M. Mitchell	41,422
Robert V. Dale	66,734	Jimmie D. White	0
Edgar W. Evins	66,734
All officers and directors as a group (20 persons)	1,973,751

The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding CBRL common stock owned by each named individual and by the group.  They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

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PROPOSAL 2:

APPROVAL OF CBRL GROUP 2002

OMNIBUS STOCK AND OPTION INCENTIVE COMPENSATION PLAN

Has the Board of Directors adopted the plan?

Yes, but the Board’s adoption of the plan is subject to shareholder approval at the Annual Meeting.

When will the plan become effective?

The plan will become effective on the date it is approved by our shareholders. So if the plan is approved at the Annual Meeting, it will become effective on November 26, 2002.

When will the plan terminate?

The plan does not specify a certain termination date. Rather, it will terminate on the date determined by our Board or by the committee that administers the plan.

What is the purpose of the plan?

The purpose of the plan is to motivate selected employees of CBRL and certain of our subsidiaries and affiliates to put forth maximum efforts toward our continued growth, profitability, and success.  This plan also is intended to enable us to effectively attract, retain and reward directors who are not our employees and who meet our “independence” requirements. Throughout this section, we will refer to these directors as “non-employee directors.”

Who administers the plan?

The Compensation and Stock Option Committee of our Board, or another committee if designated by our Board, will administer the Plan. We will refer to the plan administrator throughout this section as the “committee.” Generally, only non-employee directors may serve on the committee.

The committee may delegate, but it is not required to delegate, some or all of its authority and duties under the plan to our Chief Executive Officer or to our other senior officers, except that only the committee may select, grant, and establish the terms of awards to our five most highly compensated officers or to any of our officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. We refer to our five most highly compensated officers as “covered employees” throughout this section.

Who can participate in the plan?

The following persons are eligible to participate in the plan:

•

all of our employees (currently approximately 21 employees);

•

all employees of our 50% or more owned subsidiaries (currently approximately 61,000 employees);

•

all employees of any 20% or more owned affiliates that our Board designates as a participating employer, if we have any in the future; and

•

our non-employee directors, to a limited extent as specified in the plan (eight directors if the plan is approved by the shareholders).

The selection of the participants, other than our non-employee directors, who will receive awards is entirely within the discretion of the committee, except that only employees of CBRL or our 50% or more owned subsidiaries may receive incentive stock options. The committee has no discretion over the terms and conditions of grants of stock options to our non-employee directors. Instead, the plan specifies those terms and conditions.

What types of awards does the plan allow for participants other than non-employee directors?

The plan authorizes the grant of the following types of awards to all eligible participants other than our non-employee directors:

•

Stock Options.  Stock options granted under the plan may be incentive stock options, other tax-qualified stock options, or non-qualified stock options. A stock option entitles the participant to purchase shares of CBRL common stock from CBRL at the exercise price. The exercise price will be fixed by the committee at the time the option is granted, but the price with respect to incentive stock options cannot be less than the shares’ fair market value as of the date of grant or, if the participant owns more than 10% of our common stock, less than 110% of the shares’ fair market value on the date of grant. The exercise price with respect to any stock option other than an incentive stock option cannot be less than 85% of the shares’ fair market value on the date of grant. The exercise price may be paid in cash, with shares of CBRL common stock, with other property as allowed by the committee, or a combination of allowable methods. Options may be exercised at the times and subject to the conditions set by the committee. The maximum period in which an option may be exercised will be fixed by the committee at the time the option is granted but cannot exceed ten years or, with respect to participants who own more than 10% of our common stock, five years.

•

Stock Appreciation Rights. Stock appreciation rights, or “SARs,” are rights to receive a payment equal to the appreciation in value of a stated number of shares of CBRL common stock from the price established in the award to the market value of that number of shares of common stock on the date of exercise. SARs may be granted in tandem with related options or freestanding. The exercise price of a SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by that option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR will be determined by the committee on the date of grant, but the price cannot be less than the fair market value of the common stock as of the date the SAR is granted.

•

Stock Awards. Stock awards may be granted in the form of shares of our common stock, restricted shares of our common stock or units of our common stock. A unit is a bookkeeping entry we may use to record and account for the grant of the award until it is paid, canceled, forfeited or terminated. The committee will determine the amount and any terms, conditions, restrictions, including without limitation restrictions on transferability and continued employment of the participant, and limitations of stock awards to be granted to any participant. The committee also will determine the performance or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse.

•

Performance Shares.  Performance shares are shares of CBRL common stock, or units which are expressed in terms of CBRL common stock, that are granted contingent upon the attainment during a performance period of certain performance objectives. The committee will determine the length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree the objectives have been attained, along with any other terms, conditions, restrictions and limitations.

•

Cash Bonuses.  While cash bonuses may, and will, be paid outside this plan, the committee will determine the persons to receive cash bonuses under the plan and the amount, terms and conditions of those cash bonuses. No covered employee will be eligible to receive a cash bonus under the plan in excess of $1,000,000 in any fiscal year. Also, no covered employee may receive a cash bonus under the plan unless the cash bonus constitutes a “qualified performance-based award” as described below.

•

Qualified Performance-Based Awards.  A “qualified performance-based award”  is any stock option or SAR granted under the plan, or any other award granted under the plan that the committee designates as a qualified performance-based award and that is contingent on the achievement of certain pre-established performance. At the beginning of the performance period, in addition to the determinations to be made by the committee as described above for any particular type of award, the committee will determine the award to be granted to the participant, the performance period, and the performance goals. At the end of the performance period the committee will determine the degree of achievement of the performance goals which will determine the payout. No qualified performance-based award will be earned, vested or paid until the committee certifies the attainment of the pre-established performance goals, except under very limited circumstances. The committee may set performance goals using any combination of the following criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a division, region, department or function within CBRL or any of its subsidiaries: return on capital, equity, or assets (including economic value created), productivity, cost improvements, cash flow, sales revenue growth, net income, earnings per share, or earnings from operations, quality, customer satisfaction, comparable store sales, or stock price or total shareholder return.

•

Other Awards. The committee may grant any other type of award that is consistent with the plan’s purpose.

What types of awards does the plan allow for the non-employee directors?

Our non-employee directors are only entitled to certain formula stock option grants under the plan. We have described those grants under the caption “Board of Directors and Committees— How are directors compensated?”

How many shares of CBRL common stock may be issued under the plan?

Up to 2.5 million shares of our common stock may be granted under the plan.  This number may be adjusted for changes in our capital structure, such as a stock split.  The following shares of common stock will be available again for grant under the plan:

•

those related to awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares;

•

those that are settled in cash in lieu of common stock; and

•

those that are used by a participant for payment of the purchase price of common stock upon exercise of an option or for withholding taxes due as a result of that exercise.

Are there any limits on the amount of awards that can be granted?

Yes. The maximum number of shares of our common stock available for awards granted in the form of stock options or SARs that may be granted to any one participant in any one calendar year under the plan is 625,000.

The maximum fair market value of any award, other than stock options, SARs and cash bonuses, that may be received by a participant during any one calendar year under the plan is the equivalent value of 625,000 shares of our common stock as of the first business day of that calendar year.

The maximum amount of any cash bonus that may be granted under the plan in any fiscal year to any participant who is a covered employee in that year is $1,000,000.

Who can amend the plan?

The committee may amend the plan at any time for any reason or no reason, except that the committee cannot amend the provisions of the plan dealing with awards to our non-employee directors. The committee must obtain shareholder approval to adopt any amendment:

•

affecting covered employees that otherwise requires the vote of our shareholders under Section 162(m) of the Internal Revenue Code;

•

resulting in repricing stock options or otherwise increasing the benefits accruing to participants or to our non-employee directors;

•

increasing the number of shares of our common stock issuable under the plan; or

•

modifying the requirements for eligibility.

The committee also must obtain shareholder approval if the committee believes shareholder approval is necessary or advisable to:

•

permit awards to be exempt from liability under Section 16(b) of the Exchange Act;

•

comply with the listing or other requirements of an automated quotation system or stock exchange; or

•

satisfy any other tax, securities or other applicable laws, policies or regulations.

What happens to awards under the plan if there is a change in control of CBRL?

Unless otherwise determined by the Board or the committee prior to the “change in control,” in the event of a “change in control” or a “potential change in control” of CBRL, each as defined in the plan:

•

all stock options, including those awarded to our non-employee directors, and SARs granted under the plan will fully vest;

•

all restrictions will lapse and the awards subject to those restrictions will fully vest;

•

the value of all vested awards will be cashed out on the “change in control price” as defined in the plan; and

•

there will be a pro rata payout to participants based upon an assumed achievement of all relevant targeted performance goals or measures and upon the length of time within the performance period that has elapsed prior to the change in control.

A “change in control” will occur if:

•

any person becomes the beneficial owner of 50% or more of our voting securities;

•

after a merger or other similar transaction, the majority of our shareholders prior to the transaction are no longer a majority of our shareholders after the transaction; or

•

our directors cease to constitute a majority of the Board during any given 2 year period unless at least 2/3 of the directors in office at the beginning of that period approved the nomination of any new director.

A “potential change in control” will occur if:

•

our shareholders approve an agreement that would result in a “change in control;” or

•

any person becomes the beneficial owner of 25% or more of our voting securities without disclaiming an intent to obtain or exercise control of CBRL, and the committee adopts a resolution declaring the occurrence of a potential change in control.

What are the federal tax consequences of the stock options granted under the plan?

The following is a brief summary of the United States federal income tax consequences related to stock options.  This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

A participant who exercises a non-qualified stock option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. We generally will be entitled to a corresponding deduction for federal income tax purposes.

A participant who exercises an incentive stock option will not be subject to taxation at the time of exercise, nor will we be entitled to a deduction. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding periods will subject the participant to taxation at long-term capital gains rates in the year of disposition in an amount determined under the Internal Revenue Code, and we will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the applicable holding periods will subject the participant to taxation at ordinary income rates in the year of disposition in an amount determined under the Internal Revenue Code, and we generally will be entitled to a corresponding deduction.

The federal income tax consequences of other awards will depend on the form of those awards.

Under Section 162(m) of the Internal Revenue Code, our federal income tax deductions may be limited to the extent that total compensation paid to a covered employee exceeds $1,000,000 in any one year.  We can, however, preserve the deductibility of certain compensation in excess of $1,000,000 provided it complies with the conditions imposed by Section 162(m), including the payment of performance-based compensation pursuant to a plan approved by shareholders.  The plan has been designed to enable any award granted by the committee, to the extent it so elects, to a covered employee to qualify as performance-based compensation under Section 162(m).

What benefits have been granted under the plan?

As of the date of this document, no awards have been granted under the plan and all future awards under the plan, other than those made to our non-employee directors, will be made at the discretion of the committee. Consequently, the total benefits or amounts that will be received by any particular person or group, other than our non-employee directors, pursuant to the plan is not presently determinable.

Seven of our nine current directors standing for re-election, and the other director nominee, will participate in the plan if they are elected at the Annual Meeting.

NEW PLAN BENEFITS

The benefits or amounts that will be received by or allocated to CBRL Group 2002 Omnibus Stock and Option Incentive Compensation Plan participants are not determinable because awards under the plan are awarded in the Committee’s discretion.  The following table, however, sets forth the benefits that would have been received in fiscal 2002 by the named executive officers, all executive officers as a group, non-executive officer directors as a group and non-executive officer employees as a group, as if the plan had been in effect during fiscal 2002.

CBRL Group 2002 Omnibus Stock and Option Incentive Compensation Plan(1)(2)

Name and Position	Dollar Value ($)	Number of Shares

Michael A. Woodhouse, President and Chief Executive Officer	(3)	(3)

Dan W. Evins, Chairman	(3)	(3)

Donald M. Turner, President and Chief Operating Officer of Cracker Barrel Old Country Store, Inc.	(3)	(3)
Peter W. Kehayes, President and Chief Operating Officer of Logan's Roadhouse, Inc.	(3)	(3)

Lawrence E. White, Senior Vice President, Finance and Chief Financial Officer	(3)	(3)

Executive Group	(3)	(3)

Non-Executive Director Group	(4)	40,000

Non-Executive Officer Employee Group	(3)	(3)

(1)

Subject to shareholder approval of the CBRL Group 2002 Omnibus Stock and Option Incentive Compensation Plan.

(2)

The information provided represents the benefits that would have been received in fiscal year 2002, as if the plan had been in effect during fiscal year 2002.

(3)

No options will be granted under the plan prior to its approval by the shareholders of the Company.  Future grants under the plan will be made at the discretion of the Board, and, accordingly, are not yet determinable.  In addition, benefits under the plan will depend on a number of factors, including the fair market value of the Company's common stock on future dates and the exercise decisions made by the participants.  Consequently it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the plan.

(4)

Because the options are issued at fair market value, they have no value upon issuance.

What was the recent closing price of CBRL common stock?

The closing price of our common stock reported on the Nasdaq National Market on October 18, 2002, was $22.59 per share.

Is the description of the plan in this document complete?

No. The description of the plan in this document is only a summary.  We encourage you to read the entire plan to understand all of its terms. We will send to you, without charge, a copy of the plan upon your request. You may send your request to Corporate Secretary, CBRL Group, Inc. P.O. Box 787, Lebanon, Tennessee 37088-0787. A copy of the plan also has been filed with the Securities and Exchange Commission as an appendix to this document. You may view the plan at the SEC’s website at www.sec.gov.

What does the Board recommend?

Our Board of Directors recommends that you vote FOR approval of the 2002 Omnibus Stock and Option Incentive Compensation Plan.

PROPOSAL 3:

APPROVAL OF APPOINTMENT OF AUDITORS

Who has the Board retained as our independent auditors?

The Board has retained Deloitte & Touche LLP as our independent auditors for the current fiscal year, subject to shareholder approval.

How long has Deloitte & Touche LLP served as our independent auditors?

Deloitte & Touche LLP has served as our independent auditors since 1972.

Will representatives of Deloitte & Touche LLP attend the annual meeting?

Representatives of Deloitte & Touche LLP have been requested to attend the annual meeting.  These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

Our Board recommends that you vote FOR the appointment of Deloitte & Touche LLP as our independent auditors for the 2003 fiscal year.

FEES PAID TO AUDITORS

The following table sets forth certain fees billed to CBRL by Deloitte & Touche LLP in connection with various services provided to us throughout fiscal year 2002.

Service	Aggregate Fees Billed ($)

Audit Fees		242,250(1)
Financial Information Systems Design and Implementation Fees		--
Audit Related Fees	134,912(2)
Other Fees	1,272,256(3)
All Other Fees		1,407,168(4)

(1)

Represents aggregate fees expected to be billed for professional services rendered for the audit of our consolidated financial statements for the fiscal year ended August 2, 2002 and the reviews of our consolidated financial statements contained in our Form 10-Q for each of the quarters ended November 2, 2001, February 1, 2002, and May 3, 2002.

(2)

Includes fees for review of and required procedures related to S-3 Registration Statement filed June 21, 2002 for the issuance of the LYONTM notes offering and related consents and comfort letters, SAS 50 report related to the accounting for the LYONsTM transaction, consultation regarding the implementation of SFAS No. 142, and fees for the audit of the Company’s retirement savings plan.  LYONTM is a trademark of Merrill Lynch & Co.

(3)

Represents aggregate fees expected to be billed for professional services rendered other than the fees disclosed under “Audit Fees,” “Financial Information Services Design and Implementation Fees” and “Audit Related Fees” for the 2002 fiscal year.

The nature of All Other Fees consists of the following:

Extended Tax Services related to:

IRS examination support

$   673,524

Consulting

$   400,732

Compliance

$   198,000

$1,272,256

(4)

The Audit Committee has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

#

PROPOSAL 4:

SHAREHOLDER PROPOSAL

Who is submitting this shareholder proposal?

The New York City Employees’ Retirement System, Office of the Comptroller, 1 Centre Street, New York, New York 10007, has stated that it is the beneficial owner of 98,984 shares of our common stock and has informed us that it intends to present the proposal described below at the annual meeting.

What is the shareholder proposal?

Whereas, in February, 1991 the management of CBRL Group, Inc. (formerly Cracker Barrel Old Country Stores) announced a policy of discrimination in employment against gay men and lesbians; and

Whereas, although CBRL Group’s management asserts that this discrimination policy has been rescinded, the company refused to rehire or compensate fired workers; and

Whereas, employment discrimination on the basis of sexual orientation may deprive corporations of the services of productive employees, leading to less efficient corporate operations which in turn can have a negative impact on shareholder value;

RESOLVED, shareholders request the Board of Directors to implement non-discriminatory policies relating to sexual orientation and to add explicit prohibitions against such discrimination to its corporate employment policy statement.

What does the Board recommend?

Our Board of Directors recommends that you vote AGAINST this proposal.

Why does our Board recommend voting against this proposal?

While our Board shares the proponent’s interests in preventing discrimination in the workplace, our Board believes that our current policies and practices already achieve the objectives of this proposal. Despite the proponent’s assertions, we do not dismiss gay and lesbian personnel on the basis of their sexual orientation. We hire men and women solely on the basis of their relevant qualifications, experience and performance capabilities and we are committed to keeping our workplaces free of all forms of discrimination. We do not obtain information with respect to sexual orientation, and we comply with applicable local, state and federal employment laws and adhere to equal employment hiring policies which require us to hire without regard to race, color, creed, age or gender. Our Board believes that any attempt to name all possible examples of prohibited discrimination other than those which are specifically prohibited by federal law would result in a long list that would only divert attention from the basic goal of a diverse and fully compliant workplace.  Even more troubling is the fact that it would be impossible to list every group which has the potential to be discriminated against in some way.  By listing only some such groups, other groups could be made to feel they were deliberately being excluded from our anti-discrimination policies.

Directly stated, we adhere to the letter and spirit of the law regarding non-discrimination in the workplace and seek to comply at all times with all applicable laws affecting hiring and employment.  In fact, we desire to hire the broadest range of qualified and capable employees for all positions.  Because we already adhere to such a broad policy and because many years ago Cracker Barrel Old Country Store, Inc. stated that it had no policy against gay or lesbian individuals, and rescinded any written statements which may have been regarded as establishing a discriminatory policy with respect to gay or lesbian individuals, our Board does not believe that a formal or written non-discrimination policy relating specifically and exclusively to sexual orientation is appropriate or necessary.

SHAREHOLDER PROPOSALS

FOR 2003 ANNUAL MEETING

To be considered for inclusion in our proxy materials relating to the 2003 annual meeting of shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than June 27, 2003.  In addition, if we are not notified of a shareholder proposal by September 10, 2003, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2003 annual meeting of shareholders.  Shareholder proposals should be mailed to Corporate Secretary, CBRL Group, Inc., P. O. Box 787, Lebanon, Tennessee 37088-0787.

#

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our Annual Report to Shareholders for fiscal year 2002 is being mailed to each shareholder with this Proxy Statement.  A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any shareholder upon written request sent to our principal executive offices:  CBRL Group, Inc., Attention:  Investor Relations, P. O. Box 787, Lebanon, Tennessee 37088-0787.  Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at www.sec.gov, or via our website at www.cbrlgroup.com.

OTHER BUSINESS

Our management is not aware of any other matters to be brought before the annual meeting.  However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their best judgment.

#

Appendix A

Form of Proxy Card

CBRL GROUP, INC.

Proxy Solicited by and on behalf of the Board of Directors for the

Annual Meeting of Shareholders to be held on Tuesday, November 26, 2002.

The undersigned hereby appoints Dan W. Evins and Michael A. Woodhouse, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of CBRL Group, Inc. to be held at the Company’s offices located at 305 Hartmann Drive, Lebanon, Tennessee, on Tuesday, November 26, 2002, at 10:00 a.m., Central Time, and at any adjournments of that meeting.

The Board of Directors recommends a vote “FOR” Proposals 1-3 and “AGAINST” Proposal 4.

1.

To elect directors:

[

] FOR ALL of the following nominees: James D. Carreker, Robert V. Dale, Dan W. Evins, Robert C. Hilton, Charles E. Jones, Jr., B. F. “Jack” Lowery, Gordon L. Miller, Martha M. Mitchell, Jimmie D. White and Michael A. Woodhouse.

[

] FOR ALL nominees EXCEPT* [withhold authority to vote for the following nominee(s)]:

*Please print name(s) of nominees for whom you wish to withhold authority to vote:

[

] WITHHOLD AUTHORITY [abstain] to vote for all nominees.

2.

To approve and adopt the CBRL Group, Inc. 2002 Omnibus Stock and Option Incentive Compensation Plan.

[     ]  FOR     [     ]  AGAINST     [     ]  WITHHOLD AUTHORITY [abstain]

3.

To approve the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2003.

[     ]  FOR     [     ]  AGAINST     [     ]  WITHHOLD AUTHORITY [abstain]

4.

To vote on a shareholder proposal requesting that the Board of Directors adopt written non-discrimination policies relating to sexual orientation.

[     ]  FOR     [     ]  AGAINST     [     ]  WITHHOLD AUTHORITY [abstain]

5.

In their discretion, to transact all other business, including a vote to adjourn the meeting, that is properly brought before the meeting or any adjournment of the meeting.

[Please sign and date this Proxy.]

Yours shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR all nominees in the election of directors, FOR approval and adoption of the CBRL Group, Inc. 2002 Omnibus Stock and Option Incentive Compensation Plan, FOR approval of selection of Deloitte & Touche LLP and AGAINST the shareholder proposal.

Date___________________________________________, 2002

PLEASE SIGN HERE AND RETURN PROMPTLY

______________________________________________

______________________________________________

Please sign exactly as your name appears at left.  If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should show their full titles.

_____________________________________________________________________

If you have changed your address, please PRINT your new address on this line.